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                                                                Exhibit 10.10

                               SERVICES AGREEMENT

         THIS AGREEMENT (this "Agreement") is made effective as of January 1, 1998 between Juno Online Services, L.P., a Delaware limited partnership ("Juno"), and D. E. Shaw & Co., L.P., a Delaware limited partnership ("DESCO, L.P.").

                              W I T N E S S E T H:

         WHEREAS, Juno desires to receive certain administrative and other services from DESCO, L.P. and DESCO, L.P. has agreed to provide such services to Juno, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the service arrangement described herein and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged hereby, it is agreed as follows:


1.       SERVICES.

         (a) Pursuant to the terms of this Agreement, DESCO, L.P. shall provide, or shall cause to be provided, for the benefit of Juno, the services described in Schedule A hereto (the "Services"), which schedule may be amended from time to time as provided in Section 12. The Services specifically exclude all items mentioned in Section 1(c) below. DESCO, L.P. shall perform the Services in good faith in a commercially reasonable manner and in accordance with applicable law and the express terms of this Agreement. Specifically, DESCO, L.P. shall provide the Services with that degree of skill, attention and care that DESCO, L.P. exercises with respect to furnishing comparable services to itself. DESCO, L.P. shall be an independent contractor as to Juno in performing Services hereunder and shall have exclusive authority to control and direct the performance of any and all Services performed by DESCO, L.P. for Juno.

         (b) Juno shall provide all data and information required by DESCO, L.P. in connection with the performance of the Services at the time and in the manner which DESCO, L.P. reasonably requests.

         (c) Pursuant to a separate agreement, DESCO, L.P. provides certain consulting services to Juno through its India-based affiliates. Such services are not included in the Services covered by this Agreement.

2.       COMPENSATION.

         (a) Juno agrees to pay to DESCO, L.P. the fees, if any, for each of the Services as set forth on Schedule A hereto. Except as specifically provided in Schedule A hereto, Juno shall not be required to reimburse DESCO, L.P. for costs and expenses incurred in connection with the performance of the Services. DESCO, L.P. agrees to invoice Juno on a monthly basis for such costs and expenses, and Juno agrees to pay all such charges within 30 days of receipt of invoice.

         (b) In the event that either Juno or DESCO, L.P. requests a material change in the amount or the type of Services to be provided hereunder, the parties agree that they shall

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negotiate in good faith to modify the Agreement (including Schedule A hereto)
to adjust the fees hereunder accordingly.

3.       TERM AND TERMINATION.

         (a) This Agreement shall continue in effect for the period commencing on the effective date of this Agreement and extend on a month to month basis until terminated by either party, as provided in this Section.

         (b) This Agreement may be terminated by Juno (i) at any time upon written notice to DESCO, L.P. upon a material default in DESCO, L.P.'s performance of the Services, which has not been cured within thirty (30) days after written notice thereof has been given to DESCO, L.P. by Juno or (ii) at Juno's convenience at any time upon ninety (90) days written notice to DESCO, L.P.

         (c) This Agreement may be terminated by DESCO, L.P. (i) at any time upon written notice to Juno upon a material default in Juno's performance of its obligations under this Agreement (including, without limitation, if Juno fails to pay any amounts that may be due for the Services) and such default has not been cured within thirty (30) days after written notice thereof has been given to Juno by DESCO, L.P. or (ii) at DESCO, L.P.'s convenience at any time upon ninety (90) days written notice to Juno.


4.       LIMITATION OF LIABILITY; DAMAGES.

         DESCO, L.P. shall not be liable for failure to perform an obligation under this Agreement where such failure is due to fire, flood, labor dispute, natural calamity, or acts of the government or for any other reason if resulting from conditions beyond the reasonable control of DESCO, L.P. If DESCO, L.P. is liable for any failure to perform under this Agreement, DESCO, L.P.'s liability to Juno is limited to correction of errors and the reimbursement to Juno of any monies paid by Juno to third parties, which are paid as a result of the error caused by DESCO, L.P. DESCO, L.P. shall not be liable for any special, incidental, indirect, or consequential damages, damages from loss of use, data, or profits, or cost or procurement of substitute goods or services, arising out of or in connection with this Agreement or the Services provided hereunder.

5.       CONFIDENTIALITY.

         (a) Each of the parties hereto shall hold, and shall cause its respective officers, directors, employees, agents, consultants and other representatives to hold confidential all documents and confidential or proprietary information or data furnished to it by the other party or such other party's officers, directors, employees, agents, consultants or representatives in connection with this Agreement or the Services contemplated hereunder, except where such information (i) was available to recipient on a non-confidential basis prior to disclosure to recipient hereunder; (ii) is made available to recipient on a non-confidential basis from a third party; (iii) is made available on a non-confidential basis to third parties by disclosure; (iv) enters the public domain on or after the date of this Agreement; (v) is disclosed to recipient on or after


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the Termination Date; (vi) is developed independently by recipient; (vii) is disclosed by mutual agreement of the parties hereto; or (viii) is requested or required pursuant to law or regulation, government authority, duly authorized subpoena or court order.

         (b) It is understood that the parties hereto may have performed, and may continue to perform, independent development relating to the confidential or proprietary information received hereunder. The parties hereto agree that neither this Agreement nor the receipt of any confidential or proprietary information shall limit either party's such independent development nor will this Agreement or the receipt of confidential information prevent either party from undertaking similar efforts or discussions with third parties.

         (c) All the obligations of the parties hereto pursuant to this Section 5 shall survive the termination of this Agreement.


6.       BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of both DESCO, L.P. and Juno and their respective successors and assigns; provided, however, that neither party may assign this Agreement or any right hereunder in whole or in part without the prior written consent of the other party.

7.       NOTICES.

         Any notice, request, instruction or other communication at any time hereunder required or permitted to be given or furnished by either party hereto to the other shall be deemed sufficiently given or furnished if in writing and actually delivered to the party to be notified at the following addresses:

         (a) for Juno:

                  Juno Online Services, L.P.
                  120 West 45th Street
                  15th Floor
                  New York, NY  10036-4041
                  Attn:  Charles Ardai, President



         (b) for DESCO, L.P.:

                  D. E. Shaw & Co., L.P.
                  120 West 45th Street
                  New York, NY 10036
                  Attn:   Suzanne Mannell, SVP & Corporate Controller


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         In each case, with a copy to its general counsel at the address set forth above.

8.       NO RECOURSE.

         Each party agrees that the obligations of the other party arising under (or relating to) this Agreement shall be without recourse to any partner of the other party, any controlling person thereof and any successor to any such partner or person, and no such partner, controlling person or successor shall have any liability in such capacity for the obligations of the other party. For the avoidance of doubt, each such partner, controlling person and successor is a third party beneficiary of this Agreement.

9.       GOVERNING LAW.

         This Agreement and its enforcement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts-of-law principles.

10.      SEVERABILITY.

         If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, that provision shall not affect any other provision of this Agreement, which shall remain in full force and effect.

11.      AMENDMENT.

         No term or provision of, this Agreement (including the Schedules attached hereto) may be modified, waived, or amended except by an agreement in writing, executed by each of the parties hereto.

12.      ENTIRE AGREEMENT.

         This Agreement constitutes the entire understanding between the parties hereto, and supersedes any prior understandings or written or oral agreements between them respecting the subject matter of this Agreement.

13.      WAIVERS

         A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement shall not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given.


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14.      HEADINGS.

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.      COUNTERPARTS.

         This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Juno and DESCO, L.P. have duly executed this Agreement effective as of the day and year first above written.


D. E. Shaw & Co., L.P.

By:    /s/Stuart Steckler
       ------------------
Name:  Stuart Steckler
Title: Managing Director

Juno Online Services, L.P.

By:    /s/Charles Ardai
       ----------------
Name:  Charles Ardai
Title: President


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                                   SCHEDULE A

                        ADMINISTRATIVE SERVICES AND FEES

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                            MONTHLY        MONTHLY FEES
 CATEGORY OF                 FEES:          FOR POST           NON-EXCLUSIVE DESCRIPTION OF TYPES
  SERVICE               1/1/98-4/16/98        4/16/98          OF SERVICES INCLUDED
 -----------            --------------      ---------          -----------------------------------
COMMUNICATIONS:            $ 30,000          $ 5,000           Represents various voice and data costs for Juno
                                                               employees including maintenance of equipment and
                                                               software.

PERSONNEL-RELATED:           17,000           14,600           Represents 401k fees and workers compensation
                                                               insurance for all Juno employees.  Also includes
                                                               miscellaneous shared personnel costs for human
                                                               resources and strategic growth.

Occupancy:                   57,000                0           Represents rent for Juno employees working in DESCO,
                                                               L.P. facilities through 4/16/98.  Rent includes
                                                               charges for utilities, real estate taxes,
                                                               escalations, common area charges, etc.

ADMINISTRATION:              32,500           21,000           Represents various shared miscellaneous overhead
                                                               charges for Juno employees , including property,
                                                               casualty and general insurance and managing director
                                                               fees.

FINOP:                       12,000           15,000           Represents miscellaneous services performed by DESCO,
                                                               L.P. employees for general accounting, legal, tax,
                                                               purchasing and payroll services.

I/T:                          4,000            6,000           Represents miscellaneous services performed by DESCO,
                                                               L.P. employees for Information Technology.

TOTAL MONTHLY FEE          $152,500          $61,600

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